                                   EXHIBIT 2.1

                               FIRST AMENDMENT TO
                            STOCK EXCHANGE AGREEMENT

         This FIRST AMENDMENT TO STOCK EXCHANGE AGREEMENT (the "Amendment"), is made as of the _______ day of April, 1997, by and among PEREGRINE PHARMACEUTICALS, INC., a Delaware corporation (The "Company"), those Stockholders of the Company who have executed that certain Stock Exchange Agreement dated January 15, 1997 (the "Agreement") and this Amendment, TECHNICLONE CORPORATION, a Delaware corporation ("Techniclone") the successor in interest to TECHNICLONE INTERNATIONAL CORPORATION, a California corporation which was merged into and with Techniclone on March __, 1997, PHILIP E. THORPE, Ph.D. ("Thorpe"), SANDERLING VENTURE PARTNERS III, L.P., SANDERLING III LIMITED PARTNERSHIP, SANDERLING III BIOMEDICAL, L.P. and SANDERLING VENTURE MANAGEMENT (collectively, "Sanderling"), S.K. PARTNERS, L.P. ("Saunders"), JENNIFER H. LOBO ("Jennifer") and BIOTECHNOLOGY FINANCIAL CORP. PROFIT SHARING PLAN ("BFC"). Jennifer and BFC are collectively referred to in this Amendment as "Lobo" and Lobo, Thorpe, Sanderling and Saunders are sometimes collectively referred to herein as the "Major Stockholders." Any other Stockholder of the Company that entered into the Agreement and enters into this Amendment shall be referred to herein individually as a "Minor Stockholder" and collectively as the "Minor Stockholders." The Major Stockholders and the Minor Stockholders shall sometimes be referred to herein collectively or jointly as the "Stockholders." Except as otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

                                 R E C I T A L S

         A. Pursuant to the terms of the Agreement, Techniclone has agreed to issue shares of its Common Stock (the "Techniclone Shares") to the Stockholders in exchange for shares of capital stock of the Company held by the Stockholders.

         B. Subsequent to the date of the Agreement, disputes have arisen among Techniclone, certain of the Major Stockholders and the Company, which disputes relate to the interpretation of the terms of the Agreement by such parties.

         C. The parties hereto desire to resolve their disputes and to amend certain of the terms of the Agreement as such provisions apply to them and to the other Stockholders.

         D. The Company's Board of Directors agreed to permit the conversion of the Seven Hundred Fifty Thousand Dollar ($750,000) Note at Five Dollars Forty Cents ($5.40) per share and the Stockholders by executing this Amendment will approve such conversion

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual promises of the parties contained herein, and with the intent to be legally bound hereby, the parties hereto agree as follows:

              1. CONVERSION OF NOTE. The Stockholders agree that the Seven Hundred Fifty Thousand Dollar ($750,000) Note shall be converted into One Hundred Thirty Eight Thousand Eight Hundred Eighty-Nine (138,889) shares of the Company's Common Stock.

              2. AMENDMENT OF AGREEMENT. The parties hereto agree that Section
1.2 of the Agreement is hereby amended to provide that, in connection with the consummation of the transactions contemplated in the Agreement, Techniclone shall increase the aggregate number of Techniclone Shares that it will issue to the Stockholders, in the amounts and to the Stockholders set forth on EXHIBIT A hereto. Except as expressly set forth herein and on EXHIBIT A hereto, the Agreement shall continue to be in full force and effect as otherwise existing.

              3. LIMITATION ON SANDERLING LIABILITY. Sanderling makes no representation or warranty as to the following:

              1. "Section 2.3 Licenses and Permits." to the extent that such section can be read to imply that Peregrine has received any governmental approvals to develop, market or commercialize its products, such as any required approvals from the United States Federal Food and Drug Administration;

              2. "Section 2.11 Intangible Personal Property." and Section 2.13 Title to and Adequacy of Assets." to the extent that such sections involve any representation that the Peregrine technology may be commercialized by Techniclone without infringement or license of patent rights held by or obtained by third parties;

              3. "Section 2.27 Disclosure." to the extent that the Schedules attached to the Agreement do not contain any statement of a material fact that was untrue when made or omit any material fact necessary to make the information contained therein not misleading.

              4. Restriction on Sale. Section 5.10 of the Agreement shall be amended to read as follows:

              5.10 Restriction on Sale of Techniclone Shares. Except as provided below in this Section, for a period of (i) one year following the closing date if the Techniclone Shares become freely tradable as a result of being issued under an exemption from registration under the Securities Act, or (ii) if the Techniclone Shares are not freely tradable as a result of (i) above, then 120 days from the date on which a registration statement covering the Techniclone Shares is filed with the Securities and Exchange Commission, no Major Stockholder may sell any Techniclone Shares.

              4. INDEMNIFICATION.

                 4.1 Limitation. Techniclone hereby confirms that Section 9.1.3 is in full force and effect that no indemnification within the scope of Sections
9.1.1 and 9.1.2 in the Agreement shall be due unless and to the extent that such indemnification shall individually or in the aggregate exceed the sum of $100,000. In no event, however, shall any Major Stockholder be obligated to indemnify Techniclone for the amount of any Loss or expense suffered or incurred by Techniclone, net of any reimbursements by insurance (net of the premiums, if any, paid by Techniclone or Company attributable to a period after the Closing for the insurance policy under which the claim is paid), which exceed the lesser of (i) fair market value of the Techniclone Shares issued to such Major Stockholder hereunder, at the time such indemnification is sought; or (ii) the fair market value of the Techniclone Shares issued to such Major Stockholder as determined by calculating the average of the last reported sales price of the Techniclone Common Stock over the ten (10) trading days immediately prior to that date that the transaction is publicly announced. The Major Stockholders shall be entitled, at their option, to satisfy any claim through the delivery of the Techniclone Shares valued at their applicable fair market value at any time that such shares can not be readily sold by the Major Stockholders in the public market.

                 4.2 Pro Rata Claims. Techniclone agrees that to the extent it asserts any claim for indemnification under the Agreement that it will assert and diligently pursue against all of the Major Shareholders its claim for indemnification. For purposes of this amendment the pro rata portion of any Major Stockholder indemnification shall be calculated as follows:

              the amount to be indemnified shall be the product of the total amount to be indemnified multiplied by a fraction, the numerator of which that number of Techniclone Shares delivered to such indemnifying Stockholder pursuant to the Exchange Agreement and denominator of which is the total number of all Techniclone Shares delivered to all Peregrine Stockholders pursuant to the Exchange Agreement.

                 4.3 Time Limitation. Section 9.4 of the Agreement shall be amended to read as follows:

              9.4 Time Limitations on Assertion of Claims. Techniclone shall give notice to the Major Stockholders of any claim for indemnification pursuant to Section 9.1 within twelve (12) months after the Closing Date, except that notices of claims (i) relating to tax deficiencies pursuant to Section 9.1.4 may be given within the applicable periods of the statues of limitations for the assertion of such claims against Company or Techniclone, (ii) relating to Sections 2.1, 2.4, 2.5 and 2.8 may be given at any time, (iii) relating to Section 2.11, any time within the ten (10) year period commencing on the Closing Date and (iv) relating to Sections 2.16 and 2.18, may be given as long as the applicable statute of limitations for the assertion of such claims against Company or Techniclone.

              5. UNPROVEN TECHNOLOGY. Techniclone acknowledges that the Peregrine technology is as yet unproven and recognizes that the Major Stockholders make no representations that such technology can be developed, marketed or commercialized by Techniclone in a timely or cost-effective matter or at all. Techniclone acknowledges that it has conducted substantial due diligence into Peregrine's product development and had been afforded an opportunity to review the status of Peregrine's technology. Techniclone assumes the risks of further technology development.

              6. LOCK-UP PROVISIONS. The Major Stockholders agree they will not offer, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of or make a distribution of any Common Stock of the Company (including, without limitation, Common Stock of the Company which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission) for a period of one year after the Closing Date of the transactions contemplated by the Agreement (the "Lock-Up Period"). Notwithstanding anything to the contrary in the foregoing, during the Lock-Up Period each of the Major Stockholders may sell or otherwise transfer that number of Shares of the Company's Common Stock which is set forth next to their name below:

                                                      NUMBER OF SHARES WHICH
                                                      ----------------------
                                                      MAY BE SOLD DURING THE
                                                      ----------------------
             MAJOR STOCKHOLDER                        LOCK-UP PERIOD
             -----------------                        --------------
                 Sanderling                                  275,000
                 Saunders                                    275,000
                 Lobo                                         90,000
                 Thorpe                                       50,000

         The Major Stockholders agree that this provision is irrevocable and shall be binding upon each of them and their heirs, legal representatives, successors and assigns. The Major Stockholders agree and consent to the entry of stop transfer instructions with the Company's transfer agent against the transfer of securities held by the Major Stockholders, except in compliance with this Amendment.

              7. MUTUAL RELEASE. In consideration for Techniclone agreeing to increase the number of Techniclone Shares to be issued to the Stockholders, as provided in Section 2 above, each of the Stockholders and Company agree to, and do hereby, waive, release and discharge each of the other Stockholders, the officers, directors and agents of the Company, and the Company, as well as their respective officers, directors, shareholders and agents, from any and all claims including, without limitation, any claims to additional shares of Company or Techniclone Stock by reason of exercise of warrants, conversion of notes or otherwise, demands, costs, contracts, liabilities, objections, rights, damages, expenses, compensation and actions and causes of action of every nature, whether in law or in equity, known or unknown, or suspected or unsuspected, which such Stockholders ever had or now have against each other, the Company, or the Company's Officers, Directors or Agents, which relate to (i) their positions or actions at the Company, (ii) the negotiation, execution and performance of the terms of the Agreement, this Amendment or (iii) their investment in the Company.

              8. WAIVER OF CIVIL CODE SECTION 1542. The Major Stockholders hereto each expressly waive and relinquish any and all rights that they may have under the provisions of Section 1542 of the California Civil Code, which reads as follows:

              A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

              9. SALE OF ADDITIONAL SHARES TO SANDERLING. Techniclone agrees to sell to Sanderling $550,000 of its Common Stock on the Closing Date of the transactions contemplated by the Agreement (the "Closing Date") at a purchase price equal to eighty percent (80%) of the average of the Closing Price, as that term is defined below, of Techniclone's Common Stock for the five (5) trading days immediately preceding the Closing Date. For purposes hereof the "Closing Price" shall be the Closing Price on the NASDAQ Small Cap Market or if the Company's Common Stock is then traded on a national securities exchange or NASDAQ National Market System the Closing Price shall be the Closing Price of the Company's Common Stock on the principal national securities exchange. Sanderling (i) agrees to enter into a Purchaser Representation and Subscription Agreement with respect to the purchase of the shares of Common Stock pursuant to this Section 9 and (ii) understands and agrees that the shares of Common Stock to be issued pursuant to this Section 9 will be "restricted shares" as that term is defined in Rule 144 promulgated under the Securities Act of 1933.

              10. EFFECTIVE DATE. The parties to this Amendment agree that this Amendment and the release contained herein shall only be effective upon the closing of the Agreement.

              11. COMPREHENSION OF DOCUMENTS. In entering into this Amendment, the parties represent that they relied upon the legal advice of their respective attorneys, who are the attorneys of their own choice, and that the terms of this Amendment are fully understood and voluntarily accepted by the parties without duress or coercion, economic or otherwise.

              12. MUTUAL DRAFTING. Each party hereto has cooperated in the negotiation, drafting and preparation of this Amendment. Therefore, this Amendment shall not be construed against any party, but shall be construed to have been drafted jointly by each of the parties.

              13. AUTHORITY TO EXECUTE AMENDMENT. Each party or responsible officer thereof has read this Amendment and understands the contents hereof. Each party or responsible officer thereof executing this Amendment is empowered to do so and thereby binds himself, herself or the party for whom he or she signs.

              14. COUNTERPART EXECUTION. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same original.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

TECHNICLONE CORPORATION                 PEREGRINE PHARMACEUTICALS, INC.


By: _________________________________        By:  _____________________________
    Lon H. Stone, Chairman and                    Jennifer H. Lobo, President
    CEO

                                             __________________________________
                                             Jennifer H. Lobo

                                             __________________________________
                                             Philip E. Thorpe, Ph.D.

                                             SANDERLING VENTURES
                                             MANAGEMENT

                                             By:  _____________________________

                                             Its: _____________________________

                                             SANDERLING VENTURE
                                             PARTNERS III, L.P.

                                             By:  _____________________________

                                             Its: _____________________________

                                             SANDERLING III LIMITED
                                             PARTNERSHIP

                                             By:  _____________________________

                                             Its: _____________________________

                                             SANDERLING III BIOMEDICAL,
                                             L.P.

                                             By:  _____________________________

                                             Its: _____________________________

                                             BIOTECHNOLOGY FINANCIAL
                                             CORP. PROFIT SHARING PLAN

                                             By:  _____________________________
                                                  Jennifer Lobo
                                             Its: _____________________________

                                             S.K. PARTNERS, L.P.

                                             By:  _____________________________

                                             Its: _____________________________


                                             __________________________________
                                             Marc E. Lippman, M.D.

                                             __________________________________
                                             Phyllis Rand

                                             __________________________________
                                             Thomas Maciag, Ph.D.

                                             __________________________________
                                             Stuart A. Aaronson, M.D.

                                             __________________________________
                                             Merton Bernfield, M.D.

                                             __________________________________
                                             Harold F. Dvorak, M.D.

                                             __________________________________
                                             Rakesh K. Jain, Ph.D.

                                             __________________________________
                                             Michael Klagsbrun, Ph.D.

                                             __________________________________
                                             Christina L. Schumacher

                                             __________________________________
                                             Steven King

                                             BETH ISRAEL HOSPITAL


                                             By:  _____________________________

                                             Its: _____________________________

                              AMENDED TERMS FOR THE
                         ISSUANCE OF TECHNICLONE SHARES


                        SANDERLING        SAUNDERS/      THORPE          LOBO            OTHERS         TOTAL
                                            KARP
                        ----------        --------       ------          ----            ------         -----
Existing Stock            279,630         350,000        80,000         270,000          96,332       1,075,962

Add:  Conversion
of $550,000 Note           16,215          16,215                        16,215          12,466          61,111
at $9.00 per
share

Conversion of
$326,700 Note at           12,100          12,100                        12,100                          36,300
$9.00 per share

Conversion of
$750,000 Note at           92,592          37,037                         9,260                         138,889
$5.40 per share

Thorpe
Adjustment                                               56,918                                          52,885

                          400,537         415,352       136,918         307,575         108,798       1,369,180

Conversion Factor       3.6518207       3.6518207     3.6518207       3.6518207       3.6518207       3.6518207

Techniclone             1,462,689       1,516,791       500,000       1,123,209         397,311       5,000,000
Shares


Techniclone                50,000                                        13,000          17,000          80,000
Contribution

                        1,512,689


Total Shares            1,512,689(A)    1,516,791       500,000       1,136,209         414,311       5,080,000

                               Conversion Factor:
                                                         5,000,000 = 3.6518207
                                                         ---------
                                                         1,369,180

(A) Techniclone will enter into a side agreement to sell, and will sell to, Sanderling $550,000 of Techniclone Common Stock at 80% of the average of the Closing Price of the Techniclone Common Stock on the NASDAQ Small Cap Market for the fine trading days preceding the Closing Date of the Agreement per share at the closing.